Exhibit 99.1

Abeona Therapeutics Appoints Two Industry Leaders as New Independent Members to Its Board of Directors

New board members add a wealth of experience in clinical development and manufacturing of cell therapy and gene therapy products

NEW YORK and CLEVELAND, Apr. 19, 2021 – Abeona Therapeutics Inc. (Nasdaq: ABEO), a fully-integrated leader in gene and cell therapy, today announced the appointment of Dr. Leila Alland and Mr. Donald Wuchterl as new independent members to its Board of Directors.

“Leila and Donald bring a collective wealth of diverse biologics experience to Abeona that spans clinical development and manufacturing of cell therapy and gene therapy products, as we continue to focus on the mission of bringing our novel gene and cell therapies to patients who currently have no approved treatment options,” said Steven H. Rouhandeh, Chairman of Abeona’s Board of Directors. “Their relevant expertise and backgrounds complement those of our current directors, and I look forward to relying on the fresh perspectives of our strengthened and expanded board to help guide Abeona’s corporate strategy and operational execution going forward.”

Dr. Alland, a pediatric hematologist-oncologist and accomplished physician-scientist, has been working in the biopharmaceutical industry since 2001 to bring novel therapies to patients. Dr. Alland is currently Chief Medical Officer of PMV Pharmaceuticals, Inc., a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53 mutants. Previously, Dr. Alland served as Chief Medical Officer at Affimed, and prior to that she held the same position at Tarveda Therapeutics. Dr. Alland also held leadership positions at AstraZeneca, Bristol-Myers Squibb, Novartis, and Schering-Plough, where she worked on a broad range of oncology products from early to late-stage development and contributed to multiple successful drug approvals.

Dr. Alland obtained her medical degree from New York University School of Medicine, and her B.A. in Biology from the University of Pennsylvania. She completed her residency in Pediatrics at The Children’s Hospital of Philadelphia, and her fellowship in Pediatric Hematology/Oncology at The New York Hospital and Memorial Sloan-Kettering Cancer Center. Earlier in her career, Dr. Alland served as Assistant Professor of Pediatrics at Albert Einstein College of Medicine, where she was awarded the James S. McDonnell Foundation Scholar Award and pursued basic cancer research while also caring for children with cancer and blood disorders. Since 2020, Dr. Alland has served on the Board of Directors of Cytovia Therapeutics, Inc., an immuno-oncology company developing engineered cellular and antibody therapies to treat cancer. Dr. Alland is a member of the Scientific Advisory Council of Columbia University’s Center for Radiological Research and serves as a scientific reviewer for the Cancer Prevention and Research Institute of Texas.

Mr. Wuchterl brings over 29 years of experience in the life sciences industry, with senior roles in operations and Chemistry, Manufacturing, and Controls (CMC). He has significant experience building and leading current Good Manufacturing Practices (cGMP) manufacturing organizations and facilities. Mr. Wuchterl currently serves as Senior Vice President and Chief Manufacturing Officer at T-knife Therapeutics, a next-generation T-cell receptor company developing innovative therapeutics for the benefit of solid tumor patients and their families. Previously, he served as Senior Vice President, Technical Operations & Quality at Audentes Therapeutics (an Astellas Company), a gene therapy company focused on developing and commercializing innovative products for patients living with serious, life-threatening rare neuromuscular diseases. Prior to Audentes, Mr. Wuchterl served as Senior Vice President and Chief Operating Officer at Cytovance Biologics, and held positions of increasing responsibility with Dendreon, Shire HGT, Amgen, Biogen Idec and Roche. Mr. Wuchterl has a B.S. in Business Administration from Colorado Technical University and an M.B.A. from Fitchburg State University.

About Abeona Therapeutics

Abeona Therapeutics Inc. is a clinical-stage biopharmaceutical company developing gene and cell therapies for serious diseases. Abeona’s clinical programs include EB-101, its autologous, gene-corrected cell therapy for recessive dystrophic epidermolysis bullosa in Phase 3 development, as well as ABO-102 and ABO-101, novel AAV-based gene therapies for Sanfilippo syndrome types A and B (MPS IIIA and MPS IIIB), respectively, in Phase 1/2 development. The Company’s portfolio also features AAV-based gene therapies for ophthalmic diseases with high unmet medical needs. Abeona’s novel, next-generation AIM™ capsids have shown potential to improve tropism profiles for a variety of devastating diseases. Abeona’s fully functional, gene and cell therapy GMP manufacturing facility produces EB-101 for the pivotal Phase 3 VIITAL™ study and is capable of clinical and commercial production of AAV-based gene therapies. For more information, visit www.abeonatherapeutics.com.

Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and that involve risks and uncertainties. We have attempted to identify forward-looking statements by such terminology as “may,” “will,” “believe,” “estimate,” “expect,” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances), which constitute and are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, numerous risks and uncertainties, including but not limited to the potential impacts of the COVID-19 pandemic on our business, operations, and financial condition, continued interest in our rare disease portfolio, our ability to enroll patients in clinical trials, the outcome of any future meetings with the U.S. Food and Drug Administration or other regulatory agencies, the impact of competition, the ability to secure licenses for any technology that may be necessary to commercialize our products, the ability to achieve or obtain necessary regulatory approvals, the impact of changes in the financial markets and global economic conditions, risks associated with data analysis and reporting, and other risks disclosed in the Company’s most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q and other periodic reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to revise the forward-looking statements or to update them to reflect events or circumstances occurring after the date of this press release, whether as a result of new information, future developments or otherwise, except as required by the federal securities laws.

Investor and Media Contact:

Greg Gin
VP, Investor Relations and Corporate Communications
Abeona Therapeutics
+1 (646) 813-4709

ggin@abeonatherapeutics.com